Exhibit 10.4

EXECUTION VERSION

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”), is entered into as of July 1, 2010 (the “Effective Date”), by and between OVERTAPE (CA) QRS 15-14, INC., a Delaware corporation (successor-in-interest to LBA OVERLAND, LLC, a California limited liability company, the successor-in-interest to LBA-VIF ONE, LLC, a California limited liability company) (“Landlord”) and OVERLAND STORAGE, INC., a California corporation, formally known as OVERLAND DATA, INC. (“Tenant”).

W I T NE S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Build-To-Suit Single-Tenant Lease (Triple Net) dated as of October 12, 2000, as amended by that certain First Amendment to Lease dated January 18, 2001, as further amended by that certain Second Amendment to Lease dated as of March 8, 2001 (collectively, the “Lease”) with respect to certain premises located in the City of San Diego, County of San Diego, California as more particularly described in the Lease (the “Premises”);

WHEREAS, the Premises contains two buildings consisting of 158,585 rentable square feet as follows: (i) 60,335 rentable square feet in the Office Building and (ii) 98,250 rentable square feet in the R&D Building; and

WHEREAS, Tenant desires to amend the Lease to remove the entire Office Building and 6,950 rentable square feet of the R&D Building from Tenant’s leasehold interest leaving 91,300 rentable square feet of the R&D Building (collectively, the “Overland Premises”), as depicted on Exhibit “A” attached hereto;

WHEREAS, concurrently with the execution of this Amendment, Northrop-Grumman Systems Corporation (“NG”) desires to enter into (i) an Office Lease Agreement with Landlord (the “NG Office Lease”) whereby NG leases from Landlord the Office Building (the “NG Office Premises”) and (ii) an Industrial/Warehouse Lease Agreement with Landlord (the “NG Warehouse Lease” together with the NG Office Lease, the “NG Leases”) whereby NG leases from Landlord 6,950 rentable square feet of the R&D Building (the “NG Warehouse Premises” together with the NG Office Premises, the “NG Premises”), as depicted on Exhibit “B” attached hereto;

WHEREAS, (i) NG has agreed to pay all operating expenses with respect to the Office Building (ii) Tenant has agreed to pay all operating expenses with respect to the R&D Building, and (iii) NG and Tenant have agreed to reimburse Landlord their proportionate share of the operating expenses with respect to the Common Area (as defined below); and

WHEREAS, Landlord and Tenant desire to otherwise modify the Lease as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1. Premises. All references in the Lease to the “Premises” shall mean the “Overland Premises”. Exhibit A to the Lease shall be deleted in its entirety and the Exhibit A attached hereto shall be inserted in lieu thereof. Exhibit B to the Lease shall be deleted in its entirety and the Exhibit C attached hereto shall be inserted in lieu thereof.

2. Rent. Section 1.6(a) of the Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“The term “Monthly Base Rent” shall mean the Monthly Base Rent set forth in the rent schedule below.

EFFECTIVE DATES OF RENT	Annual Rent	Monthly Base Rent
Commencement Date (as defined in the NG Leases) – June 30, 2011	$1,813,101.50	$151,091.79

July 1, 2011 – June 30, 2012	$1,867,494.55	$155,624.55

July 1, 2012 – June 30, 2013	$1,923,519.38	$160,293.28

July 1, 2013 – Lease Expiration Date	$1,981,224.96	$165,102.08

3. Common Area Maintenance and Property Expenses. Section 4 of the Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“4. Property Expenses.

4.1.	Payment of Property Expenses. Tenant will pay, as Additional Rent and in the manner this Section 4 describes, Tenant’s Share of Property Expenses for each calendar year of the Term. Landlord will prorate Tenant’s Share of Property Expenses for the calendar year in which this Lease terminates as of the termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.

4.2.	Estimation of Tenant’s Share of Property Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Expenses, (b) Tenant’s Share of Property Expenses and (c) the annual and monthly Additional Rent attributable to Tenant’s Share of Property Expenses. Landlord may re-estimate Property Expenses from time to time during the Term. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Property Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 4.3.

4.3

Payment of Estimated Tenant’s Share of Property Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Property Expenses under Section 4.2 in equal monthly installments, in advance, on the first day of each and every calendar month during the Term. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Property Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

4.4	Confirmation of Tenant’s Share of Property Expenses. After the end of each calendar year within the Term, Landlord will determine the actual amount of Tenant’s Share of Property Expenses for the expired calendar year and deliver to Tenant a written statement of such amount. If Tenant paid less than the amount of Tenant’s Share of Property Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner described in Section 3.2. If Tenant paid more than the amount of Tenant’s Share of Property Expenses specified in the statement, Landlord will, at Landlord’s option, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this section. Notwithstanding the foregoing, if Tenant paid more than the amount of Tenant’s Share of Property Expenses specified in the statement and the Term has expired, Landlord shall refund such excess amount to Tenant within forty five (45) days of the end of the Term.

4.5

Tenant’s Inspection and Audit Rights. If Tenant desires to audit Landlord’s determination of the actual amount of Tenant’s Share of Property Expenses for any calendar year, Tenant must deliver to Landlord written notice of Tenant’s election to audit within 30 days after Landlord’s delivery of the statement of such amount under Section 4.4. If such notice is timely delivered, and provided that no default then exists under this Lease, then Tenant (but not any subtenant or assignee) may, at Tenant’s sole cost and expense, cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to such amounts on a non-contingent basis. Such audit will take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord maintains the applicable records). Tenant’s election to audit Landlord’s determination of Tenant’s Share of Property Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within 60 days after the date Tenant delivers its notice of election to audit to Landlord under this section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Property Expenses was greater than the amount this Section 4 obligates Tenant to pay, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant, together with interest on the excess amount (computed at 10% per annum from the date Tenant delivers its dispute notice to Landlord) within 30 days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Property Expenses was less than the amount this Section 4 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this section, Tenant will continue to pay to Landlord all estimated amounts of Tenant’s Share of Property Expenses in accordance with Section 4.3. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account.

4.6	Adjustment for Variable Property Expenses. If all of the rentable area of the R&D Building is not occupied at all times during any calendar year pursuant to leases under which the terms and rents have commenced for such calendar year, Landlord will reasonably and equitably adjust its computation of Property Expenses for that calendar year to include all components of Property Expenses that vary based on occupancy in an amount equal to Landlord’s reasonable estimate of the amount Tenant would have paid for such components of Property Expenses had all of the rentable area of the R&D Building been so occupied at all times during such calendar year.

4.7	Personal Property Taxes. Tenant will pay, prior to delinquency, all taxes charged against Tenant’s Personal Property. Tenant will use all reasonable efforts to have Tenant’s Personal Property taxed separately from the Property. If any of Tenant’s Personal Property is taxed with the Property, Tenant will pay the taxes attributable to Tenant’s Personal Property to Landlord as Additional Rent.

4.8	Rent Tax. Tenant will pay to Landlord all Rent Tax due in connection with this Lease or the payment of Rent hereunder, which Rent Tax will be paid by Tenant to Landlord concurrently with each payment of Rent made by Tenant to Landlord under this Lease.

The following definitions shall apply for the purposes of this Article 4:

“Additional Rent” means any charge, fee or expense (other than Rent) payable by Tenant under this Lease, however denoted.

“Common Area” means the parking area, driveways, landscaped areas, R&D Building electrical room, and other areas of the Property outside of the Overland Premises and the NG Premises which Landlord may designate from time to time as common area.

“Operating Expenses” means, subject to the exclusions listed below, all costs, expenses and charges which Landlord pays or incurs in connection with managing, maintaining, repairing and operating the Overland Premises and the Common Area, as reasonably determined by Landlord (or paid directly by Tenant), including, but not limited to, the following: (a) insurance premiums and deductible amounts under any insurance policy; (b) steam, electricity, water, sewer, gas and other utility charges; (c) lawn care and landscaping; (d) re-painting, re-striping, seal-coating, cleaning, sweeping, patching and repairing paved surfaces; (e) snow removal; (f) rubbish removal and other services provided to the Common Area; (g) property association fees, dues and assessments and all payments under any Permitted Encumbrance (except mortgages) affecting the Common Area; (h) wages, benefits and other related costs and expenses payable to and associated with persons at the level of manager and below whose duties are connected with managing, maintaining, repairing and operating the Common Area; (i) uniforms, supplies, materials and equipment used in connection with managing, maintaining, repairing and operating the Common Area; (j) replacements required for the normal maintenance, repair and operation of the Common Area; (k) reasonable management fees; (l) capital improvements installed by Landlord (i) to comply with changes in Laws or the interpretation or enforcement thereof occurring after the Effective Date, or (ii) with a reasonable expectation of reducing energy costs or other Operating Expenses; provided that in computing Operating Costs Landlord will amortize the cost of such capital improvements (including reasonable charges for interest on the unamortized amount) over the shorter of (A) their useful life (as reasonably determined by Landlord), and (B) 5 years; (m) costs, expenses and charges incurred by Landlord in connection with public rights of way or other public facilities, easements or other appurtenances to the Overland Premises; and (n) such other costs, expenses and charges as may ordinarily be incurred in connection with managing, maintaining, repairing and operating an industrial/warehouse complex similar to the Common Area.

Operating Expenses do not include the following: (aa) the cost of capital improvements to the Common Area, except as provided in clause (l) above; (bb) marketing costs, leasing commissions and tenant expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; (cc) legal expenses incident to Landlord’s enforcement of any lease; (dd) interest or principal payments on any mortgage of Landlord (except as allowed under clause (m) above); (ee) any expense for which Landlord is directly reimbursed by another tenant, or for which Landlord is entitled to reimbursement from another tenant, other than as an Operating Expense; (ff) the cost of any repairs, restoration or other work for which Landlord is directly reimbursed by insurance proceeds or taking awards, or for which Landlord would have been directly reimbursed in the event Landlord fails to carry the insurance required of Landlord pursuant to the terms of this Lease; (gg) any amount paid for products or services to an entity that is an affiliate of Landlord, but only to the extent such amount exceeds the fair market value of such services and products; (hh) the costs of any utilities which are separately metered to another tenant’s premises; (ii) any fines or penalties imposed on Landlord for failing to timely perform its obligations under this Lease; (jj) salaries of employees not related to the management, operation, repair or maintenance of the Common Area; (kk) any rent payable under any ground lease now or hereafter affecting the Common Area; (ll) expenses resulting from any violation by Landlord of the terms of any lease of space in the Building; (mm) any bad debt loss, rental loss, or reserves for bad debts or rental loss; or (nn) any costs which would allow Landlord a “double recovery” of any other costs for which Landlord is directly reimbursed other than as an Operating Expense.

“Permitted Encumbrances” means all easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after July 1, 2010 affecting title to the Overland Premises.

“Property Expenses” means the total amount of Operating Expenses due and payable with respect to the Common Area during any calendar year of the Term.

“Rent Tax” means any tax or excise on rents, all other sums and charges required to be paid by Tenant under this Lease, and gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by the United States of America, the state in which the Building is located or any city, municipality or political subdivision thereof, against Landlord in respect to the Rent, Additional Rent or other charges payable under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease, but excluding any net income tax of Landlord.

“Tenant’s Personal Property” means any trade fixtures, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Overland Premises which is owned or leased by, or is otherwise under the care, custody or control of, Tenant or its agents, employees, contractors, or invitees.

“Tenant’s Share of Property Expenses” means 57.57% of the Operating Expenses associated with the Common Area.”

4. Option to Extend. Section 2.3 of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“Intentionally Deleted.”

5. Taxes. Section 10 of the Lease is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary contained herein, Tenant’s obligation to pay Real Property Taxes pursuant to this Article 10 applies to the entire tax parcel on which the R&D Building is situated.”

6. Repairs. Section 11.1 of the Lease is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, Tenant will keep and maintain in good order, condition and repair, reasonable wear and tear excepted, the (a) exterior surfaces of the exterior walls (excluding windows and plate glass) and roof of the Building and the R&D Building, (b) structural integrity of the footings, foundation, exterior walls, roof and roof membrane of the Office Building and the R&D Building, (c) the HVAC systems in the Office Building and the R&D Building (capital replacements only), (d) intentionally deleted, (e) imbedded plumbing and electrical systems in the Office Building and the R&D Building and (f) fire protection systems in the Office Building and the R&D Building (excluding sprinkler heads). Tenant will also perform any repairs or replacements to the NG Premises, the Overland Premises or Common Area necessitated by casualty, subject to the provisions of Article 18 (Damage or Destruction), provided however, Tenant shall be reimbursed from the proceeds of such casualty insurance that Landlord or NG, respectively, are required to maintain pursuant to the terms of the NG Leases, if any, provided further, in the event Landlord or NG fails to carry any such required insurance, Tenant shall only be responsible for such repairs or replacements (i) to the extent the funds that would have been provided by such insurance are provided by Landlord or NG, as applicable, and (ii) subject to the provisions of Section 7.2.2 of the NG Leases. Such insurance proceeds shall be disbursed to Tenant in accordance with Section 18.5 of the Lease. Tenant is not entitled to a reduction in Rent in connection with its performance of its obligations under this Section.”

7. Utilities and Services. Section 16 of the Lease is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, Tenant and Landlord acknowledge and agree that NG is solely responsible for services and utilities for the NG Warehouse Premises and Tenant shall not be responsible for any such services and utilities provided to the NG Warehouse Premises.”

8. Insurance.

(a) Section 20.1(a) of the Lease is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, Tenant shall not be required to maintain the insurance set forth above to the extent Landlord is required to maintain same pursuant to Section 20.4 of this Lease.

(b) Section 20.4 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“Landlord’s Insurance Obligations. Landlord will maintain insurance on the R&D Building in an amount not less than the full replacement cost of the R&D Building (less foundation, grading and excavation costs). Landlord may, at its option, obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance; boiler and machinery insurance; ordinance or laws coverage; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any of Tenant’s personal property, furniture and equipment, which Tenant shall continue to insure.”

(c) Notwithstanding anything to the contrary contained herein, Tenant is required to maintain, at Tenant’s sole cost and expense, the insurance set forth in Sections 20.1(b), (c), (d) and (e) of the Lease in accordance with Section 20 of the Lease.

9. Common Area. Landlord grants Tenant the non-exclusive right, together with all other occupants of the NG Premises and their agents, employees and invitees, to use the Common Area during the term of the Lease, subject to all Laws. Landlord may, at Landlord’s sole and exclusive discretion, make changes to the Common Area. Landlord’s rights regarding the Common Area include, but are not limited to, the right to (a) restrain unauthorized persons from using the Common Area; (b) temporarily close any portion of the Common Area (i) for repairs, improvements or alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason Landlord deems sufficient in Landlord’s judgment; (c) change the shape and size of the Common Area; (d) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (e) impose and revise any property rules concerning use of the Common Area, including without limitation any parking facilities comprising a portion of the Common Area, so long as any restrictions and or alterations do not unreasonably interfere with Tenant’s business operation and right to use of the Premises.

10. Surviving Obligations. Notwithstanding anything to the contrary contained herein, Tenant remains liable to Landlord with respect to any obligation that survives the termination of the Lease including, but not limited to any obligation under the Lease with respect to the NG Premises, but only to the extent such obligation with respect to the NG Premises arose prior to the date of the NG Leases or is specifically covered by the terms of this Amendment.

11. Termination as to NG Premises. Landlord agrees that as of the date of the NG Leases, Landlord and Tenant agree that the Lease shall terminate as to the NG Premises and Landlord and Tenant shall have no further obligation to each other with respect thereto except as expressly set forth in Paragraph 9 above or in any other provision of this Amendment.

12. Tenant Default. Notwithstanding anything to the contrary contained herein, Landlord and Tenant’s execution and delivery of this Amendment shall not be deemed a waiver of any default by Tenant under the Lease including, but not limited to, any default with respect to the NG Premises that remains uncured after the date hereof and Landlord maintains its right to exercise any and all remedies under the Lease in connection with such default.

13. Recitals. Landlord and Tenant agree that the recitals to this Amendment are a part of this Amendment and Landlord and Tenant expressly agree to the provisions thereof, including the application by Landlord of various payments as set forth therein.

14. Modification. Except as expressly set forth herein, nothing herein is intended to or shall be deemed to modify or amend any of the other terms or provisions of the Lease and all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect.

15. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties thereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one and the same instrument.

16. Entire Agreement. This Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Amendment nor the Lease nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

17. Binding Agreement. This Amendment shall not be binding upon Landlord and Tenant until (i) executed and delivered by both Landlord and Tenant and (ii) the NG Lease has been executed and delivered by Landlord and NG.

18. Enforceability. If any provision of this Amendment or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Amendment, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

19. Definitions. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the date first above written.

LANDLORD

OVERTAPE (CA) QRS 15-14, INC., a Delaware corporation

By:	/s/ Brooks G. Gordon
Name:	Brooks G. Gordon
Title:	Director

TENANT:

OVERLAND STORAGE, INC., a California corporation

By:	/s/ Kurt Kalbfleisch
Name:	Kurt Kalbfleisch
Title:	Vice President & CFO

EXHIBIT A

LEGAL DESCRIPTION OF THE OVERLAND PREMISES

The R&D Building located on the following described land:

PARCEL A:

Parcels 3 and 4 of Parcel Map. No. 18532, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County, August 21, 2000 as File No. 2000-0444553 of Official Records.

PARCEL B:

Non-exclusive easements for utilities, grading and site work, encroachments and drainage as shown and described in the Declaration of Covenants, Conditions and Restrictions for San Diego Spectrum, recorded September 16, 1999 as file No. 1999-0635988 of Official Records.

EXHIBIT B

LEGAL DESCRIPTION OF THE NG PREMISES

The NG Warehouse Premises and the NG Office Premises located on the following described land:

PARCEL A:

Parcels 3 and 4 of Parcel Map. No. 18532, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County, August 21, 2000 as File No. 2000-0444553 of Official Records.

PARCEL B:

Non-exclusive easements for utilities, grading and site work, encroachments and drainage as shown and described in the Declaration of Covenants, Conditions and Restrictions for San Diego Spectrum, recorded September 16, 1999 as file No. 1999-0635988 of Official Records.

EXHIBIT C

SITE PLAN